Exhibit 10.62

EXECUTION VERSION

Published CUSIP Number:  85230DAQ7

AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of the Restatement Date

among

VAULT MERGER SUB, LLC(1),

as the Borrower,

The Guarantors Referred to Herein,

BANK OF AMERICA, N.A.,

as Administrative Agent and Lender,

and

The Other Lenders Party Hereto

* * * *

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

(1)  Vault Merger Sub, LLC expected to be renamed St. Jude Medical, LLC on or about the Restatement Date (as defined herein).

ii

SECTION 2.16	Taxes	31

SECTION 2.17	Illegality	36

SECTION 2.18	Inability to Determine Rates	36

SECTION 2.19	Increased Costs; Reserves on Eurodollar Rate Loans	37

SECTION 2.20	Compensation for Losses	39

SECTION 2.21	Mitigation Obligations; Replacement of Lenders	39

SECTION 2.22	Survival	40

ARTICLE III

CONDITIONS TO RESTATEMENT DATE

SECTION 3.01	Conditions Precedent to Restatement Date	40

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties of the Parent Guarantor	42

ARTICLE V

COVENANTS

SECTION 5.01	Affirmative Covenants	46

SECTION 5.02	Negative Covenants	50

SECTION 5.03	Financial Covenants	56

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01	Events of Default	57

SECTION 6.02	Application of Funds	59

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01	Authorization and Action	60

SCHEDULES

Schedule I	-	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 2.01	-	Loans
Schedule 4.01(f)	-	Legal Proceedings
Schedule 5.02(a)(i)	-	Existing Debt
Schedule 5.02(b)(ii)	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Loan Notice
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Parent Guarantor Joinder Agreement
Exhibit D	-	Form of Note
Exhibits E-1 — E-4	-	Forms of U.S. Tax Compliance Certificate
Exhibit F	-	Form of Borrower Joinder Agreement

AMENDED AND RESTATED TERM LOAN AGREEMENT

This AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) is effective as of the Restatement Date (as defined below), among VAULT MERGER SUB, LLC(2) (successor to ST. JUDE MEDICAL, INC., a Minnesota corporation), a Delaware limited liability company (together with its successors and assigns, the “Borrower”), each Guarantor from time to time party hereto, each Lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Lender.

WHEREAS, St. Jude Medical, Inc., the Administrative Agent and the Lenders party thereto entered into that certain Term Loan Agreement, dated as of August 21, 2015 (as amended prior to the date hereof, including by that certain Amendment No. 1 to Term Loan Agreement, dated as of February 19, 2016, the “Existing Term Loan”), and the Lenders extended Loans (as defined herein) to St. Jude Medical, Inc. pursuant thereto.

WHEREAS, pursuant to the Amendment and Restatement Agreement (as defined herein), St. Jude Medical, Inc. has requested that the Administrative Agent and Lenders amend and restate the Existing Term Loan as set forth herein to, among other things, permit the St. Jude Transactions (as defined herein).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, the Administrative Agent and the Lenders hereby agree to amend and restate the Existing Term Loan as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule I, or such other address or account as the Administrative Agent may from time to time notify to the Parent Guarantor and the Lenders.

(2)  Vault Merger Sub, LLC expected to be renamed St. Jude Medical, LLC on or about the Restatement Date (as defined herein).

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Value” means, with respect to any Hedge Agreement at any date of determination, the amount, if any, that would be payable to any bank thereunder in respect of the “agreement value” under such Hedge Agreement if such Hedge Agreement were terminated on such date, calculated as provided in the International Swap Dealers Association, Inc. Code of Standard Wording, Assumptions and Provisions for Swaps, 1986 Edition.

“Alere” means Alere Inc., a Delaware corporation.

“Alere Acquisition” means the acquisition of Alere by the Parent Guarantor pursuant to the Alere Acquisition Agreement through which Alere will become a Subsidiary of the Parent Guarantor.

“Alere Acquisition Agreement” means that certain agreement and plan of merger dated as of January 30, 2016 between the Parent Guarantor and Alere.

“Alere Bridge Facility” means the bridge facility available pursuant to the Commitment Letter dated as of February 2, 2016, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and the Parent Guarantor, as amended, restated or otherwise modified from time to time.

“Alere Transactions” means the Alere Acquisition and the financing transactions in connection therewith, the repayment of certain existing indebtedness of the Parent Guarantor and Alere Inc. and the payment of certain fees and expenses in connection therewith.

“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of the Amendment Effective Date, among St. Jude Medical, Inc., the Lenders party thereto and Bank of America, as Administrative Agent and Lender, to which this Amended and Restated Term Loan Agreement is attached as Annex A.

“Amendment Effective Date” has the meaning specified in the Amendment and Restatement Agreement.

“Applicable Rate” means, for any Type of Loan at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type by reference to the then applicable Debt Ratings of the Parent Guarantor as set forth below:

		Tranche 1 Loans and Tranche 2 Loans
Level	Debt Rating	LIBOR Loans	Base Rate Loans
I	> A / A2	0.750%	0.000%
II	A- / A3	1.000%	0.000%
III	BBB+ / Baa1	1.125%	0.125%
IV	BBB / Baa2	1.250%	0.250%
V	< BBB- / Baa3	1.375%	0.375%

“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s (collectively, the “Debt Ratings”) of the Parent Guarantor’s non-credit-enhanced, senior unsecured long-term debt; provided that, (a) if the Debt Ratings fall in different Levels, the applicable Level shall be based on (i) if the two Debt Ratings are one Level apart, the higher of the two Debt Ratings (the lower pricing); (ii) if the two Debt Ratings are two or three Levels apart, the applicable Level shall be determined by reference to the Level one Debt Rating lower than the higher of the two Debt Ratings; and (iii) if the two Debt Ratings are four Levels apart, the applicable Level shall be determined by reference to the Level two Debt Ratings lower than the higher of the two Debt Ratings; (b) if there is only one Debt Rating, the Debt Rating one Level lower than such Debt Rating shall apply; and (c) if there is no Debt Rating in effect, the lowest Debt Rating Level (i.e., Level V) set forth above shall apply.

Initially, as of the Restatement Date, the Applicable Rate shall be determined as a function of the Debt Rating then in effect for the Parent Guarantor. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, in its capacity as a joint lead arranger and a joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Debt” means (except as otherwise provided in this paragraph), as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined (the “determination date”), the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the determination date at the rate of 8% per annum, compounded monthly.  The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or monetary inflation).  If (a) any such lease is terminable by the lessee upon the payment of a penalty, (b) the terms of such lease provide that the termination right is not exercisable until after the determination date and (c) the amount of such penalty discounted to the determination date at the rate of 8% per annum compounded monthly is less than the net amount of rentals payable after the time as of which such termination could occur (the “termination time”) discounted to the determination date at the rate of 8% per annum compounded monthly, then such discounted penalty amount shall be used instead of such discounted amount of net rentals payable after the termination time in calculating the Attributable Debt for such lease.  If (i) any such lease is terminable by the lessee upon the payment of a penalty, (ii) such termination right is exercisable on the determination date and (iii) the amount of the net rentals payable under such lease after the determination date discounted to the determination date at the rate of 8% per annum compounded monthly is greater than the amount of such penalty, the Attributable Debt for such lease as of such determination date shall be equal to the amount of such penalty.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Joinder Agreement” means a joinder agreement substantially in the form attached hereto as Exhibit F with modifications acceptable to the Administrative Agent in its reasonable discretion.

“Borrower Merger Transaction” has the meaning specified in Section 5.02(c)(iii).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements in a pooling arrangement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche 1 Loans or Tranche 2 Loans.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Closing Date” means October 8, 2015.

“Commitment” means, as to each Lender, such Lender’s Commitment pursuant to the Existing Term Loan, which Commitment has terminated prior to the date hereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt” means, as of any date of determination, the aggregate amount of indebtedness for borrowed money, including indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness for borrowed money, of the Parent Guarantor and its Subsidiaries on a Consolidated basis in accordance with GAAP.

“Consolidated Group” means the Parent Guarantor and its Subsidiaries.

“Consolidated Interest Coverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters of the Parent Guarantor, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

“Consolidated Net Assets” means, as of any date of determination, the aggregate amount of assets of the Parent Guarantor and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as of the last day of the most recent fiscal quarter prior to such date for which financial statements have been furnished to the Lenders pursuant to Section 5.01(i), as set forth in such financial statements (giving pro forma effect to any Material Asset Acquisition or Material Asset Sale of property of the Parent Guarantor or any of its Subsidiaries that has occurred since the end of such fiscal quarter as if such Material Asset Acquisition or Material Asset Sale had occurred on the last day of such fiscal quarter).

“Consolidated Net Worth” means, at any date of determination, (a) total assets of the Parent Guarantor and its Subsidiaries (including, without limitation, all items that are treated as intangibles in accordance with GAAP) at such date less (b) total liabilities of the Parent Guarantor and its Subsidiaries (including, without limitation, all deferred taxes) at such date, in each case determined on a Consolidated basis in accordance with GAAP.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Parent Guarantor on the first day of such period or whose election to the board of directors of the Parent Guarantor is approved by a majority of the other Continuing Directors.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b))  as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and all Lenders promptly following such determination.

“Designated Jurisdiction” means any country or territory that is, or has a government that is, subject to comprehensive country-wide economic or financial sanctions or trade embargoes imposed, administered or enforced by any Person listed in the definition of “Sanctions” (the Designated Jurisdictions as of the Amendment Effective Date being Crimea, Cuba, Iran, Syria, Sudan and North Korea).

“Dollars” and the “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Parent Guarantor substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States (excluding its territories and possessions and Puerto Rico), provided, however, that the term shall not include any Subsidiary of the Parent Guarantor which (i) is engaged principally in the financing of operations outside of the United States or in leasing personal property or financing inventory, receivables or other property or (ii) does not own a Principal Domestic Property.

“EBITDA” means, for any period, the Consolidated net income of the Parent Guarantor and its Consolidated Subsidiaries for such period plus, (A) to the extent deducted in computing such Consolidated net income for such period, the sum (without duplication) of (a) income and franchise tax expense, (b) Interest Expense, (c) depreciation and amortization, (d) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations, (e) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (f) (i) non-cash extraordinary, unusual or otherwise non-recurring losses, expenses, fees and charges (including non-cash losses, expenses, fees and charges incurred in connection with any issuance of debt or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder, and any non-cash integration and restructuring costs in connection with the transactions contemplated by the Alere Acquisition Agreement and the St. Jude Acquisition Agreement (the “Contemplated Transactions”)) and (ii) cash extraordinary, unusual or otherwise non-recurring losses, expenses, fees and charges (including cash losses, expenses, fees and charges incurred in connection with any issuance of debt or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder and any cash integration and restructuring costs in connection with the Contemplated Transactions) not to exceed 10% of EBITDA for such period, (g) all actual fees and expenses incurred in connection with the Contemplated Transactions and (h) non-cash stock compensation expense and minus (B) to the extent added in computing such Consolidated net income for such period, (a) net after-tax gains on sale of assets outside the ordinary course of business and net-after tax gains from discontinued operations, (b) any net after-tax gains on the retirement of debt and (c) extraordinary, unusual or otherwise non-recurring gains.

If the Parent Guarantor or any Subsidiary thereof engages in any Material Asset Acquisition or any Material Asset Sale, during any period in respect of which EBITDA is to be determined hereunder, such EBITDA will be determined on a pro forma basis as if such Material Asset Acquisition or such Material Asset Sale occurred on the first day of the relevant period.  For purposes of this definition, (i) “Material Asset Sale” means any disposition of property or series of related dispositions of property that involves consideration (including noncash consideration) with a fair market value in excess of $750,000,000 and (ii) “Material Asset Acquisition” means (x) the Alere Transactions, (y) the St. Jude Transactions and (z) any other acquisition (whether by purchase, merger, consolidation or otherwise) of the assets or property of any other Person that involves consideration (including non-cash consideration) with a fair market value in excess of $750,000,000.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Parent Guarantor’s controlled group, or under common control with the Parent Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a)           (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)           the application for a minimum funding waiver with respect to a Plan;

(c)           the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)           the cessation of operations at a facility of the Parent Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)           the withdrawal by the Parent Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)            the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)           the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means,

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (provided that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement);

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day; and

(c)           if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 8.15) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.16(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such

Recipient’s failure to comply with Section 2.16(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Term Loan” has the meaning specified in the introductory paragraphs hereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation adopted pursuant to such published intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated as of July 21, 2015 among St. Jude Medical, Inc., Bank of America and Merrill Lynch regarding fees in connection with this Agreement.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means (i) the Loans and (ii) Debt of the Parent Guarantor (other than Debt in respect of the Loans or Debt subordinated in right of payment to the Loans) or Debt of any wholly-owned Domestic Subsidiary, for money borrowed, having a stated maturity of more than 12 months from the date of application of sale/leaseback proceeds or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” has the meaning specified in Section 9.02.

“Guaranteed Obligations” has the meaning specified in Section 9.02.

“Guarantors” means from and after the Restatement Date, the Parent Guarantor and each other Subsidiary of the Parent Guarantor that becomes a Guarantor pursuant to Section 9.01; provided that upon the release or discharge of any Subsidiary from its Guarantee in accordance with the terms of this Agreement, such Person shall cease to be a Guarantor.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Impacted Loans” has the meaning specified in Section 2.18.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.08.

“Information Memorandum” means the information memorandum dated May 11, 2016 used by the Arrangers in connection with the St. Jude Transactions.

“Interest Expense” means, for any period, the interest expense of the Parent Guarantor and its Consolidated Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP, excluding (i) non-cash interest expense attributable to the movement in mark-to-market valuation under Hedge Agreements, (ii) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination of Hedge Agreements prior to or reasonably contemporaneously with the

St. Jude Acquisition Date, (iii) any make whole or prepayment premiums, write offs or Hedge Agreement termination costs and similar premiums and costs related to the Alere Transactions or the St. Jude Transactions, (iv) amortization of deferred financing fees and (v) expensing of bridge or other financing fees of the Parent Guarantor and its Subsidiaries.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” or the “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Rate” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” means any of the Tranche 1 Loans and the Tranche 2 Loans, as applicable, made by a Lender to St. Jude Medical, Inc. or the Borrower hereunder.  A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan.

“Loan Documents” means this Agreement, the Amendment and Restatement Agreement, the Parent Guarantor Joinder Agreement, the Borrower Joinder Agreement, any joinder document pursuant to which a Subsidiary of the Parent Guarantor joins this Agreement as a Guarantor, the Fee Letter and any Notes, security agreements or other documents entered into in connection herewith.

“Loan Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means each Guarantor and the Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Parent Guarantor or the Parent Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, taken as a whole, or (c) the ability of the Loan Parties to perform their obligations under this Agreement.

“Material Asset Acquisition” has the meaning specified in the definition of “EBITDA”.

“Material Asset Sale” has the meaning specified in the definition of “EBITDA”.

“Maturity Date” means, as applicable, the earlier of (i) five years after the Closing Date and (ii) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof, provided, however, if such date is not a Business Day, the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent Guarantor or any ERISA Affiliate and at least one Person other than the Parent Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 8.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Parent Guarantor” means Abbott Laboratories, an Illinois corporation, and its successors and assigns.

“Parent Guarantor Credit Agreement” means the U.S.$5,000,000,000 Five Year Credit Agreement, dated as of July 10, 2014, among the Parent Guarantor, the lenders party thereto and the Administrative Agent, as amended, restated or otherwise modified from time to time.

“Parent Guarantor Joinder Agreement” means a joinder agreement substantially in the form attached hereto as Exhibit C with modifications acceptable to the Administrative Agent in its reasonable discretion.

“Parent Guarantor Materials” has the meaning specified in Section 5.01(i).

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub.  L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Permitted Receivables Facility” means one or more accounts receivable securitization arrangements which provide for (i) the sale of accounts receivable and any related property by the Borrower and/or any of its Subsidiaries to a financing party or a special purpose vehicle and (ii) if a special purpose vehicle is used in any such arrangements, the granting of a security interest in accounts receivables and any related property by such special purpose vehicle and/or the granting of a security interest by the Borrower or such Subsidiary in any such related property.

“Permitted Refinancing” means, with respect to any Debt or other obligation, any replacement, refinancing, refunding, renewal or extension of such Debt or other obligation that does not increase the outstanding principal amount thereof (except in respect of unpaid premiums (if any), unpaid interest (including post-petition interest) and fees, expenses and charges resulting from any such replacement, refinancing, refunding, renewal or extension).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 5.01(i).

“Principal Domestic Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States (excluding its territories and possessions and Puerto Rico) owned or leased by a member of the Consolidated Group the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets, other than any such building structure or other facility or portion of any thereof (a) which is an air or water pollution control facility financed by obligations issued by a State or local governmental unit or (b) which the Chief Executive Officer, any President, the Chief Financial Officer, the Controller or the Treasurer of the Parent Guarantor determines in good faith is not of material importance to the total business conducted, or assets owned, by the Consolidated Group taken as a whole.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Loans outstanding of such Lender at such time, subject to adjustment as provided in Section 2.15, and the denominator of which is the amount of the sum of the Loans of all Lenders outstanding at such time; provided that if the Pro Rata Share is being determined with respect to a Class, then the numerator and denominator shall be determined with respect to the Loans of such Class only.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Projections” shall mean the projections of the Parent Guarantor and its Subsidiaries included in the Information Memorandum and any other projections and any forward looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Parent Guarantor prior to the Restatement Date.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates, and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Required Lenders” means, at any time, Lenders having a Pro Rata Share representing more than 50% in the aggregate of the Commitments and/or Loans outstanding; provided that, if there is only one Lender, only the consent of that Lender shall be required.  The Pro Rata Share of any Defaulting Lender and all of its Commitments and/or Loans outstanding shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, any Assistant Treasurer, the Director, Capital Markets and Global Treasury Operations and the General Counsel of the Parent Guarantor or the Borrower, as applicable (or other executive officer of the Parent Guarantor or the Borrower, as applicable, performing similar functions), or any other officer of the Parent Guarantor or the Borrower, as applicable, responsible for overseeing or reviewing compliance with this Agreement.

“Restatement Date” has the meaning specified in Section 3.01.

“Restatement Termination Date” means the earlier to occur of (a) 11:59 p.m. on April 27, 2017 or if the End Date (as defined in the St. Jude Acquisition Agreement) shall have been extended to a later date as provided in Section 10.01(b)(i) of the St. Jude Acquisition Agreement, such later date (but in any event not later than July 27, 2017) and (b) the date of any termination in accordance with the terms of the St. Jude Acquisition Agreement of the Parent Guarantor’s obligations under the St. Jude Acquisition Agreement to consummate the St. Jude Acquisition.

“S&P” means Standard & Poor’s Ratings Services (or any successor thereof).

“Sale and Leaseback Transaction” has the meaning specified in Section 5.02(d).

“Sanction(s)” means any economic or trade sanction enacted, imposed, administered or enforced by the United States Government (including, without limitation, the U.S. Department of State and OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Significant Subsidiary” means (i) the Borrower and (ii) any other Subsidiary of the Parent Guarantor that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent Guarantor or any ERISA Affiliate and no Person other than the Parent Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means that, on and as of the Restatement Date and immediately after giving effect to the consummation of the St. Jude Transactions, (a) the (i) the fair value of the assets of the Parent Guarantor and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Parent Guarantor and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent Guarantor and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Parent Guarantor and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Parent Guarantor and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Parent Guarantor and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Date and (b) the Parent Guarantor does not intend to, and the Parent Guarantor does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such Subsidiary.

“Specified Representations” mean the representations and warranties under Sections 4.01(a); 4.01(b)(i); 4.01(b)(ii); 4.01(b)(iii)(A); 4.01(b)(iii)(B) (limited to conflicts with any debt instrument of any Loan Party evidencing indebtedness for borrowed money (or commitments to provide the same) in excess for any such instrument of $250,000,000 in aggregate principal amount outstanding or committed (including the Parent Guarantor Credit Agreement and the Alere Bridge Facility (if then in effect) and without giving effect to any “material adverse effect” qualification); 4.01(d); 4.01(e) (with respect to the Parent Guarantor and its Subsidiaries (other than St. Jude Medical, Inc. and its Subsidiaries) only); 4.01(g) (with respect to the Parent Guarantor only);

4.01(o); 4.01(s)(ii) (solely with respect to the Parent Guarantor and the PATRIOT Act); and 4.01(t).

“St. Jude Acquisition” means the acquisition of St. Jude Medical, Inc., a Minnesota corporation, by the Parent Guarantor pursuant to the St. Jude Acquisition Agreement through which St. Jude Medical, Inc. merged with and into the Borrower.

“St. Jude Acquisition Agreement” means the Agreement and Plan of Merger dated as of April 27, 2016 by and among the Parent Guarantor, St. Jude Medical, Inc., a Minnesota corporation, Vault Merger Sub, Inc., a Delaware corporation, and Vault Merger Sub, LLC, a Delaware limited liability company, as amended, restated or otherwise modified from time to time.

“St. Jude Acquisition Date” means the date of the consummation of the St. Jude Acquisition.

“St. Jude Bridge Facility” means the bridge facility available pursuant to the Commitment Letter dated as of April 27, 2016, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and the Parent Guarantor, as amended, restated or otherwise modified from time to time.

“St. Jude Transactions” means the St. Jude Acquisition and the financing transactions in connection therewith, the repayment of certain existing indebtedness of the Parent Guarantor and St. Jude Medical, Inc. and the payment of certain fees and expenses in connection therewith.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means Consolidated Debt plus Consolidated Net Worth.

“Tranche 1 Lender” means, as of any date of determination, a Lender holding a Tranche 1 Loan.

“Tranche 1 Loans” means the term loans made by the Tranche 1 Lenders to St. Jude Medical, Inc.

“Tranche 2 Borrowing Date” means January 15, 2016, the date on which the Tranche 2 Loans were borrowed.

“Tranche 2 Lender” means, as of any date of determination, a Lender holding a Tranche 2 Loan.

“Tranche 2 Loans” means the term loans made by the Tranche 2 Lenders to St. Jude Medical, Inc.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” each means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(e)(ii)(B)(III).

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02     Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding”.

SECTION 1.03     Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”).  If at any time any change in GAAP would affect the calculation of any covenant set forth herein and either the Parent Guarantor or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Guarantor shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (ii) the Parent Guarantor shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP.

ARTICLE II

THE LOANS

SECTION 2.01     The Loans.

(a)           Each Lender made:

(i)            on the Closing Date, Tranche 1 Loans in the amount shown in Schedule 2.01; and

(ii)           on the Tranche 2 Borrowing Date, Tranche 2 Loans in the amount shown in Schedule 2.01.

(b)           Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

(c)           [Reserved].

SECTION 2.02     Conversions and Continuations of the Loans.

(a)           Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice by the Borrower must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each Loan Notice must be received by the Administrative Agent not later than 11:00 a.m., three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans.  Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type and Class of Loans to which the existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a conversion to or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans in the aggregate for Loans of all Classes.

SECTION 2.03     [Reserved].

SECTION 2.04     Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay ratably any Loans then outstanding in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, further that the Borrower shall compensate and hold harmless any Lender from any loss, cost or expense incurred by such Lender in accordance with Section 2.20 as a result of the failure to make such prepayment.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.20.  Subject to Section 2.15, each such prepayment shall be allocated ratably between each Class of Loans and applied to the Loans within such Class, as the case may be, of the applicable Lenders within such Class in accordance with their respective Pro Rata Shares.

SECTION 2.05     [Reserved].

SECTION 2.06     Repayment of Loans         .  The Borrower hereby unconditionally promises to repay the outstanding Loans as follows: (a) to the Administrative Agent for the ratable account of each Tranche 1 Lender on the last Business Day of the first full calendar quarter following the Closing Date and on the last Business Day of each successive calendar quarter thereafter, the applicable percentage determined in accordance with the grid set forth below on the aggregate principal amount of the Tranche 1 Loans made on the Closing Date, (b) to the Administrative Agent for the ratable account of each Tranche 2 Lender on the last Business Day of the first full calendar quarter following the Tranche 2 Borrowing Date and on the last Business Day of each successive calendar quarter thereafter, the applicable percentage determined in accordance with the grid set forth below on the aggregate principal amount of the Tranche 2 Loans made on the Tranche 2 Borrowing Date and (c) to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the remaining outstanding principal amount of Loans made to the Borrower then outstanding.

Quarterly Payment Dates	Applicable percentage per calendar quarter
Each payment date until and including the third anniversary of the Closing Date	1.25%
Each payment date thereafter, up to but not including the Maturity Date	2.50%

SECTION 2.07     Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, if required by the Required Lenders and after written notice to the Borrower, while any Event of Default exists, the Borrower shall pay interest on all overdue amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate applicable thereto to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.08     Fees.

(a)           [Reserved].

(b)           Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

SECTION 2.09     Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10     Evidence of Debt.

(a)           The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class, amount and maturity of its Loans and payments with respect thereto.

(b)           In the event of any conflict between the Register and a Lender’s records, the records as in the Register shall control in the absence of manifest error.

SECTION 2.11     Payments Generally; Administrative Agent’s Clawback.

(a)           All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower, other than with respect to the Maturity Date, shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  [Reserved].

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           [Reserved].

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.12     Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 8.17 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 8.05) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.13     Reserved.

SECTION 2.14     Use of Proceeds.  St. Jude Medical, Inc. was required to use the proceeds of the Loans as set forth in Section 6.11 of the Existing Term Loan.

SECTION 2.15     Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 8.01.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  Each Defaulting Lender shall be entitled to receive fees payable under Section 2.08 for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of the outstanding principal amount of the Loans funded by it.

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that

Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that subject to Section 8.18, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.16              Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or any Loan Party, then the Administrative Agent or the applicable Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the applicable Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by a Loan Party.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i)  Each Loan Party shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.16(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or any Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 2.16, the applicable Loan Party shall deliver to the Administrative Agent or the Administrative Agent

shall deliver to the applicable Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the applicable Loan Party or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the applicable Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that any of the Loan Parties is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S.

federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any of the Loan Parties within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA

(including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the applicable Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which the applicable Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)                                 FATCA.  For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.17              Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.18              Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 2.18, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 2.18, (2) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

SECTION 2.19              Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.19(e));

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement; Reimbursement Limitation.  A certificate of a Lender (i) setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.19 and (ii) stating in reasonable detail the basis for the charges and the method of computation, and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.  Notwithstanding any other provisions of this Section 2.19, no Lender shall demand compensation for any increased cost, charge or reduction under subsection (a) and (b) of this Section 2.19 if it shall not at the time be the general policy of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, and each Lender shall in good faith endeavor to allocate increased costs or reductions fairly among all of its affected commitments and loans (whether or not it seeks compensation from all affected borrowers).

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.19 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.19 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, such that the three-month period shall commence upon the date of effectiveness of such Change in Law).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as Eurocurrency Liabilities), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, but such Lender gives notice within 30 days after such Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

SECTION 2.20              Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 8.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender for services actually performed in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.20, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 2.21              Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.19, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.19, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.17, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, the Borrower may replace such Lender in accordance with Section 8.15.

SECTION 2.22              Survival.  All of the Borrower’s obligations under Section 2.16 through Section 2.21 shall survive termination of all Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE III

CONDITIONS TO RESTATEMENT DATE

SECTION 3.01              Conditions Precedent to Restatement Date.  This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 8.01) on or prior to the Restatement Termination Date (such date, the “Restatement Date”):

(a)                                 The Amendment Effective Date shall have occurred.

(b)                                 The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Restatement Date by the Parent Guarantor or the Borrower pursuant this Agreement and the other Loan Documents, and, with respect to expenses, to the extent invoiced to the Parent Guarantor at least three Business Days prior to the Restatement Date.

(c)                                  The St. Jude Acquisition shall have been, or shall substantially concurrently be, consummated in accordance with the terms of the St. Jude Acquisition Agreement as in effect on the Amendment Effective Date without giving effect to any amendments, modifications, supplements or waivers thereto or consents thereunder that are materially adverse to the Lenders without the Required Lenders’ prior written consent, it being understood that (i) (x) any decrease in the cash portion of the consideration for the St. Jude Acquisition that is accompanied by a dollar-for-dollar reduction in commitments in respect of the St. Jude Bridge Facility and (y) any decrease in the equity portion of the consideration for the St. Jude Acquisition, in each case, of not more than 15% of the total consideration for the St. Jude Acquisition shall be deemed to be not materially adverse to the Lenders, and (ii) any increase in the cash portion of the consideration for the St. Jude Acquisition that, together with any other increases since April 27, 2016, exceeds 10% of the purchase price shall be deemed to be materially adverse to the Lenders.

(d)                                 The Administrative Agent shall have received a favorable opinion letter of (i) John A. Berry, Divisional Vice President, Associate General Counsel and Assistant Secretary of the Parent Guarantor, (ii) Wachtell, Lipton, Rosen & Katz, as New

York counsel to the Parent Guarantor and the Borrower (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent) and (iii) Delaware local counsel to the Borrower reasonably acceptable to the Administrative Agent, in each case in form reasonably acceptable to the Administrative Agent.

(e)                                  Each of the Specified Representations shall be true and correct in all material respects as of the Restatement Date (after giving pro forma effect to the St. Jude Acquisition) (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(f)                                   Except as set forth in the Company Disclosure Letter (as defined in the St. Jude Acquisition Agreement and provided to Bank of America, N.A. on or prior to the signing of the St. Jude Acquisition Agreement) (with each exception set forth in the Company Disclosure Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of the St. Jude Acquisition Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to the terms hereof to the extent that the relevance of such information is readily apparent on its face), since January 2, 2016, there shall not have been any effect, change, condition, occurrence or event that, individually or in the aggregate, has had or would reasonably be expected to have a “Company Material Adverse Effect” (as defined in the St. Jude Acquisition Agreement as in effect on April 27, 2016).

(g)                                  The Administrative Agent shall have received (i) the Parent Guarantor Joinder Agreement, duly executed by the Parent Guarantor, and (ii) the Borrower Joinder Agreement, duly executed by the Borrower.

(h)                                 The Administrative Agent shall have received certificates of the Parent Guarantor and the Borrower, each dated the Restatement Date, executed by a Responsible Officer of the Parent Guarantor or the Borrower, as applicable, and attaching (A) certified copies of resolutions or other action and incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer on behalf of the Parent Guarantor or the Borrower, as applicable, in connection with this Agreement and the other Loan Documents and (B) certified copies of the Organization Documents of the Parent Guarantor or the Borrower, as applicable, and (to the extent such concept applies to such entity) certificates of good standing in the jurisdiction of organization of the Parent Guarantor or the Borrower, as applicable.

(i)                                     To the extent requested in writing at least ten (10) Business Days prior to the Restatement Date by the Administrative Agent (on behalf of any Lender), the Administrative Agent shall have received, at least three (3) Business Days prior to the Restatement Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to the Borrower or the Parent Guarantor.

(j)                                    No Event of Default specified in Section 6.01(a) or Section 6.01(e) of this Agreement with respect to the Parent Guarantor or the Borrower exists (after giving pro forma effect to the St. Jude Acquisition) or would result from the effectiveness of this Agreement.

Promptly upon the occurrence thereof, the Administrative Agent shall notify the Parent Guarantor and the Lenders that the Restatement Date has occurred, and such notice shall be conclusive and binding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01              Representations and Warranties of the Parent Guarantor.  The Parent Guarantor represents and warrants, as of the Restatement Date, as follows:

(a)                                 Each Loan Party is duly organized, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of such Loan Party’s jurisdiction of organization.

(b)                                 The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby, (i) are within such Loan Party’s powers, (ii) have been duly authorized by all necessary action, (iii) do not contravene (A) such Loan Party’s charter or by-laws or other organizational documents or (B) any law, regulation or contractual restriction binding on or affecting such Loan Party and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Consolidated Group, except, in the case of clause (iii)(B) and (iv), as would not be reasonably expected to have a Material Adverse Effect.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or, except as would not be reasonably expected to have a Material Adverse Effect, any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the other Loan Documents, as applicable.

(d)                                 This Agreement and the other Loan Documents, as applicable, have been duly executed and delivered by each applicable Loan Party.  This Agreement and the other Loan Documents, as applicable, are the legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with its terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)                                  The Consolidated balance sheet of each of the Parent Guarantor and its Subsidiaries and St. Jude Medical, Inc. and its Subsidiaries as at December 31, 2015 and, if applicable, the last day of each subsequent fiscal year for which each of the Parent Guarantor and St. Jude Medical, Inc. has most recently filed financial statements on Form 10-K, and the related Consolidated statements of earnings, comprehensive income and cash flows of each of the Parent Guarantor and its Subsidiaries and St. Jude Medical, Inc. and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing, and, if applicable, the Consolidated balance sheet of each of the Parent Guarantor and its Subsidiaries and St. Jude Medical, Inc. and its Subsidiaries as at March 31, 2016 and, if applicable, the last day of the most recent fiscal quarter ended after such date for which the Parent Guarantor and St. Jude Medical, Inc. has most recently filed financial statements on Form 10-Q subsequent to such fiscal year, and the related Consolidated statements of income and cash flows of each of the Parent Guarantor and its Subsidiaries and St. Jude Medical, Inc. and its Subsidiaries for the year-to-date period then ended, if applicable, duly certified, as applicable, by the Senior Vice President, Finance and Chief Financial Officer of the Parent Guarantor and the Vice President, Finance and Chief Financial Officer of St. Jude Medical, Inc. or the Borrower, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition of each of the Parent Guarantor and its Subsidiaries and St. Jude Medical, Inc. and its Subsidiaries, as applicable, as at such dates and the Consolidated results of the operations of each of the Parent Guarantor and its Subsidiaries and St. Jude Medical, Inc. and its Subsidiaries, as applicable, for the periods ended on such dates, all in accordance with GAAP (subject, in the case of the Consolidated balance sheet included in any Form 10-Q and the related statements of earnings, comprehensive income and cash flows, to the absence of footnotes and year-end audit adjustments); provided that information required to be furnished pursuant to this Section 4.01(e) shall be deemed to have been furnished if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Parent Guarantor or St. Jude Medical, Inc. to the Administrative Agent providing notice of such availability).

(f)                                   There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Parent Guarantor, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (a) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth on Schedule 4.01(f) attached hereto) or (b) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g)                                  After giving effect to the St. Jude Transactions, not more than 25 percent of the value of the assets of the Parent Guarantor and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Section 5.02(b), will be margin stock

(within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h)                                 All written information (other than the Projections and information of a general economic or industry nature) (but only, with respect to written information related to St. Jude Medical, Inc. and its Subsidiaries prior to the Restatement Date, and to Alere prior to the closing date of the Alere Acquisition, to the best of the Parent Guarantor’s knowledge), taken as a whole, that has been furnished to the Administrative Agent or the Lenders by the Parent Guarantor or its representatives on or prior to the Restatement Date in connection with the St. Jude Transactions is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were made.  The Projections that have been furnished by the Parent Guarantor to any Lenders or the Administrative Agent on or prior to the Restatement Date in connection with the St. Jude Transactions have been prepared in good faith based upon assumptions believed by the Parent Guarantor to be reasonable as of the date when made (it being understood that (i) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, (ii) the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the projections will be achieved and (iii) actual results may differ from the Projections and such differences may be material).

(i)                                     No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(j)                                    As of the last annual actuarial valuation date prior to the Restatement Date, the Abbott Laboratories Annuity Retirement Plan was not in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code) and no other Plan subject to ERISA was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan subject to ERISA that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(k)                                 Neither the Parent Guarantor nor any ERISA Affiliate (i) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical’ status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or in “endangered” or “critical” status.

(l)                                     (i) The operations and properties of the Consolidated Group comply in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.

(m)                             (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best knowledge of the Parent Guarantor, is adjacent to any such property other than such properties of a member of the Consolidated Group that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the best knowledge of the Parent Guarantor, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Parent Guarantor, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n)                                 No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(o)                                 No member of the Consolidated Group is, or is required to register as, an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended).

(p)                                 (i) The Guarantee and all related obligations of the Parent Guarantor under this Agreement rank pari passu with all other unsecured obligations of the Parent Guarantor that are not, by their terms, expressly subordinate to the obligations of the Parent Guarantor hereunder and (ii) the Loans and all related obligations of the Borrower under this Agreement rank pari passu with all other unsecured obligations of the Borrower that are not, by their terms, expressly subordinate to the obligations of the Borrower hereunder.

(q)                                 The proceeds of Loans were used in accordance with Section 2.14.

(r)                                    Neither the Parent Guarantor nor any of its Subsidiaries or, to the knowledge of senior management of the Parent Guarantor, any director, officer, employee or agent of the Parent Guarantor or any of its Subsidiaries is an individual or entity currently the subject of any Sanctions, and neither the Parent Guarantor nor any of its Subsidiaries is located, organized or resident in a Designated Jurisdiction in violation of any Sanction.

(s)                                   The Parent Guarantor and its Subsidiaries (i) have conducted their businesses in compliance with applicable anti-corruption laws, except to the extent that failure to so comply would not be reasonably expected to have Material Adverse Effect; and (ii) have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws and with the PATRIOT Act.

(t)                                    The Parent Guarantor is Solvent.

ARTICLE V

COVENANTS

SECTION 5.01              Affirmative Covenants.  From and after the Restatement Date, so long as any Loan shall remain unpaid, the Parent Guarantor will:

(a)                                 Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Payment of Taxes, Etc. Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings or (ii) the failure to pay such taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d)                                 Preservation of Existence, Etc.  Do, or cause to be done, all things necessary to preserve and keep in full force and effect its and the Borrower’s (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that the Parent Guarantor and/or the Borrower may consummate any merger or consolidation permitted under Section 5.02(c); and provided further that the Parent Guarantor and/or the Borrower shall not be required to preserve any such right or franchise if the management of the Parent Guarantor and/or the Borrower, as applicable, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor and/or the Borrower, as applicable, and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e)                                  Visitation Rights.  At any reasonable time and from time to time during normal business hours, upon reasonable notice to the Parent Guarantor, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Parent Guarantor, and to discuss the affairs, finances and accounts of the Parent Guarantor and/or any of its Subsidiaries with any of the members of the senior treasury staff of the Parent Guarantor.

(f)                                   Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent Guarantor and each such Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

(g)                                  Maintenance of Properties, Etc. Cause all of its properties that are used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Parent Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)                                 Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (excluding the members of the Consolidated Group) on terms that are fair and reasonable and no less favorable to the Parent Guarantor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the provisions of this Section 5.01(h) shall not apply to the following:

(i)                                     the payment of dividends or other distributions (whether in cash, securities or other property) with respect to any equity interests in a member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in such Person or any option, warrant or other right to acquire any such equity interests in such Person;

(ii)                                  payment of, or other consideration in respect of, compensation to, the making of loans to and payment of fees and expenses of and indemnities to officers, directors, employees or consultants of a member of the Consolidated Group and payment, or other consideration in respect of, directors’ and officers’ indemnities;

(iii)                               transactions pursuant to any agreement to which a member of the Consolidated Group is a party on the Amendment Effective Date; or

(iv)                              transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices.

(i)                                     Reporting Requirements.  Furnish to the Administrative Agent for further distribution to the Lenders:

(i)                                     as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Parent Guarantor, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of the Parent Guarantor as having been prepared in accordance with GAAP (subject to the absence of footnotes and year end audit adjustments);

(ii)                                  as soon as available and in any event within 100 days after the end of each fiscal year of the Parent Guarantor, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;

(iii)                               simultaneously with each delivery of the financial statements referred to in subclauses (i)(i) and (i)(ii) of this Section 5.01, a certificate of the Chief Financial Officer, the Controller or the Treasurer of the Parent Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv)                              as soon as possible and in any event within five days after any Responsible Officer shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the Parent Guarantor setting forth details of such Default and the action that the Parent Guarantor has taken and proposes to take with respect thereto;

(v)                                 promptly after the sending or filing thereof, copies of all reports that the Parent Guarantor sends to any of its securityholders, and copies of all reports and registration statements that members of the Consolidated Group file with the Securities and Exchange Commission or any national securities exchange;

(vi)                              promptly after a Responsible Officer obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(b); and

(vii)                           such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to subsections (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Parent Guarantor to the Administrative Agent providing notice of such availability). The Parent Guarantor hereby acknowledges that the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Parent Guarantor hereunder (collectively, “Parent Guarantor Materials”) by posting the Parent Guarantor Materials on IntraLinks or another similar secure electronic system (the “Platform”).

(j)                                    Anti-Corruption Laws.  Maintain policies and procedures with respect to itself and its Subsidiaries reasonably designed to promote and achieve compliance with applicable anti-corruption laws.

SECTION 5.02              Negative Covenants.  From and after the Restatement Date, so long as any Loan shall remain unpaid, the Parent Guarantor will not:

(a)                                 Non-Guarantor Subsidiary Debt. Permit any Subsidiary which is not the Borrower or a Guarantor to create, incur, assume or suffer to exist any Debt, except:

(i)                                     (A) Debt outstanding on the Amendment Effective Date and, to the extent any such Debt exceeds $25,000,000 in principal amount, listed on Schedule 5.02(a)(i), and (B) any Permitted Refinancing in respect thereof;

(ii)                                  Debt of any Subsidiary to the Parent Guarantor or to any other Subsidiary;

(iii)                               [Reserved];

(iv)                              [Reserved];

(v)                                 (A) Debt incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that (i) such Debt is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement, (ii) such acquisition is not of all or substantially all of the assets of, or a business unit, line of business or division of, another Person and (iii) the aggregate principal amount of Debt outstanding under this clause (v) (when taken together, without duplication, with the amount of obligations outstanding secured by Liens pursuant to Section 5.02(b)(xiv)) shall not exceed 1.05% of Consolidated Net Assets at any time, and (B) any Permitted Refinancing in respect thereof;

(vi)                              [Reserved];

(vii)                           Debt under Hedge Agreements entered into for non-speculative purposes;

(viii)                        Debt in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with indebtedness for borrowed money;

(ix)                              Debt in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 6.01(f);

(x)                                 Debt incurred pursuant to a Permitted Receivables Facility; provided, however, that the sum of the aggregate net unrecovered investment and the aggregate outstanding advances from the financing parties under such accounts receivable securitization arrangements shall not exceed at any time $500,000,000;

(xi)                              Debt consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales;

(xii)                           [Reserved];

(xiii)                        other Debt in an aggregate amount (when taken together, without duplication, with the amount of obligations of all Subsidiaries secured by Liens pursuant to Section 5.02(b)(xxii)) not to exceed 15% of Consolidated Net Assets at any time; and

(xiv)                       all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xiii) of this Section 5.02(a).

(b)                                 Liens.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(i)                                     Liens securing the Obligations;

(ii)                                  Liens existing on the Amendment Effective Date and, to the extent securing obligations in excess of $25,000,000, listed on Schedule 5.02(b)(ii), and any replacements, renewals or extensions thereof; provided, that (A) such Liens shall not subsequently apply to any other property or assets of the Parent Guarantor or any Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property or asset covered by such Lien and (y) proceeds and products thereof and (B) such Liens shall secure only those obligations that it secures on the Amendment Effective Date and Permitted Refinancing thereof;

(iii)                               Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(iv)                              Liens for Taxes not yet delinquent, that remain payable without penalty and that are not overdue for a period of more than sixty (60) days, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(v)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(vi)                              pledges or deposits in connection with workers’ compensation,  unemployment insurance and other social security legislation, in each case incurred or made in the ordinary course of business or required by law;

(vii)                           pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including deposits to secure letters of credit issued to secure any such obligation);

(viii)                        easements, rights-of-way, zoning restrictions and other similar encumbrances required by law or incurred in the ordinary course of business affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(ix)                              Liens securing judgments for the payment of money or securing appeal or other surety bonds related to such judgments that do not constitute and Event of Default;

(x)                                 customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries; provided, that (A) such deposit account or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent Guarantor or any of its Subsidiaries owning the affected deposit account or other funds maintained with a creditor depository institution in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States or any foreign regulatory agency performing an equivalent function, and (B) such deposit account or securities account is not intended by the Parent Guarantor or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account or securities account) to the depository institution;

(xi)                              Liens arising under Cash Management Agreement pooling arrangements;

(xii)                           any interest or title of a lessor under any lease entered into by the Parent Guarantor or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(xiii)                        Liens on accounts receivable and related property, in each case subject to a Permitted Receivables Facility and created in connection with such Permitted Receivables Facility;

(xiv)                       Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Parent Guarantor or any Subsidiary; provided, that (A) such acquisition is not of all or substantially all of the assets of, or a business unit, line of business or division of, another Person, (B) such security interests secure obligations incurred to fund the acquisition of such assets in an aggregate principal amount (when taken together, without duplication, with the amount of Debt outstanding pursuant to Section 5.02(a)(v)) not to exceed 1.05% of Consolidated Net Assets at any time, and any Permitted Refinancing in respect thereof, (C) such security interests and the obligations secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (D) the obligations secured thereby do not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (E) such security interests shall not apply to any other property or asset of the Parent Guarantor or any Subsidiary, except for accessions to such fixed or capital assets covered by such Lien and the proceeds and products thereof and of the fixed or capital assets financed by such Debt; provided, further, that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender;

(xv)                          licenses, operating leases or subleases permitted hereunder granted to other Persons in the ordinary course of business not interfering in any material respect with the business of the Parent Guarantor or any of its Subsidiaries;

(xvi)                       Liens arising from precautionary UCC financing statement filings with respect to operating leases or consignment arrangements entered into by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(xvii)                    any Lien existing on any property or asset prior to the acquisition thereof by the Parent Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Restatement Date prior to the time such Person becomes a Subsidiary; provided, that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Parent Guarantor or any other Subsidiary (other than the proceeds or products of the property or asset covered by such Lien and other than improvements and after-acquired property that is affixed or incorporated into the property or asset covered by such Lien) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any Permitted Refinancing in respect of such obligations;

(xviii)                 Liens on cash, cash equivalents or other assets securing Debt under Hedge Agreements entered into for non-speculative purposes;

(xix)                       Liens on any property or asset of the Parent Guarantor or any Subsidiary in favor of any Loan Party and Liens on any property or asset of any

Subsidiary of the Parent Guarantor that is not a Loan Party in favor of any other Subsidiary of the Parent Guarantor that is not a Loan Party;

(xx)                          Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers providing property, casualty or liability insurance to the Parent Guarantor or any Subsidiary;

(xxi)                       Liens on any property or asset of any Subsidiary that is not a Loan Party securing Debt of such Subsidiary that is otherwise permitted under Section 5.02(a) (other than Section 5.02(a)(xiii)); and

(xxii)                    other Liens; provided, that the aggregate principal amount of obligations secured by Liens outstanding pursuant to this clause (xxii) (when taken together, without duplication, with the amount of Debt outstanding pursuant to Section 5.02(a)(xiii)) would not exceed 15% of Consolidated Net Assets at any time.

(c)                                  Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that:

(i)                                     any Subsidiary of the Parent Guarantor (other than any Loan Party) may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Parent Guarantor or the Parent Guarantor;

(ii)                                  any Subsidiary of the Parent Guarantor that is a Guarantor (excluding, for the avoidance of doubt, the Borrower) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to, any other Subsidiary of the Parent Guarantor or the Parent Guarantor (provided, however, that the surviving entity or such transferee, if not a Guarantor hereunder or the Borrower, shall become a Guarantor hereunder in accordance with Section 9.01);

(iii)                               (A) the Borrower may merge or consolidate with or into, or dispose of all or substantially all of its assets (whether now owed or hereafter acquired) to, the Parent Guarantor or any Subsidiary of the Parent Guarantor (a “Borrower Merger Transaction”) so long as (x) in the case of a Subsidiary of the Parent Guarantor (except as set forth in clause (z) immediately below), the Borrower is the surviving Person or transferee, (y) the Parent Guarantor is the surviving Person or transferee and shall assume, by agreement reasonably satisfactory in form and substance to the Administrative Agent, all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents or (z) a wholly-owned (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) Subsidiary of the Parent Guarantor (1) that is organized in the United States, any State thereof of the District of Columbia and (2) with respect to which the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under  applicable “know-your-customer” rules and regulations is the surviving Person or transferee and shall assume, by agreement reasonably satisfactory in form and substance to the Administrative Agent, all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents; provided, further, that in each case the Administrative Agent shall have received reasonably satisfactory reaffirmation from each Guarantor of its guarantee of the obligations of the Borrower or such successor entity or transferee hereunder to the extent reasonably requested and (B) the Parent Guarantor may merge or consolidate with the Borrower in a transaction permitted by subclause (A) of this Section 5.02(c)(iii);

(iv)                              the Parent Guarantor may merge or consolidate with or into any other Person so long as (A) the Parent Guarantor is the surviving Person or (B) the surviving entity shall succeed, by agreement reasonably satisfactory in form and substance to the Required Lenders, to all of the businesses and operations of the Parent Guarantor and shall assume all of the rights and obligations of the Parent Guarantor under this Agreement and the other Loan Documents;

(v)                                 any Subsidiary of the Parent Guarantor (other than the Borrower) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to,  another Person (other than the Parent Guarantor or any Subsidiary thereof) so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition;

provided, in the cases of clause (i), (ii), (iii), (iv) and (v) of this Section 5.02(c), that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(d)                                 Sales and Leaseback.  Enter into, or permit any Domestic Subsidiary to enter into, any arrangement with any bank, insurance company or other lender or investor (not including any member of the Consolidated Group) or to which any such lender or investor is a party, providing for the leasing by the Parent Guarantor or any Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Property which has been or is to be sold or transferred, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by the Parent Guarantor or any Domestic Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Property (any such arrangement being referred to herein as a “Sale and Leaseback Transaction”) unless either:

(i)                                     the Parent Guarantor or such Domestic Subsidiary could incur indebtedness for borrowed money secured by a Lien pursuant to Section 5.02(b) on the Principal Domestic Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction at the time the Parent Guarantor or such Domestic Subsidiary enters into such Sale and Leaseback Transaction, or

(ii)                                  the Parent Guarantor, within 120 days after the sale or transfer shall have been made by the Parent Guarantor or by such Domestic Subsidiary, applies an amount equal to the greater of (A) the net proceeds of the sale of the Principal Domestic Property sold and leased back pursuant to such Sale and Leaseback Transaction or (B) the fair market value of the Principal Domestic Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction (as determined by any two of the following:  the Chief Executive Officer, any President, the Chief Financial Officer, the Controller or the Treasurer of the Parent Guarantor) to the retirement of Funded Debt; provided that the amount to be applied to the retirement of Funded Debt shall be reduced by (1) the principal amount of any Loans paid or prepaid within 120 days after such sale or transfer and (2) the principal amount of such Funded Debt voluntarily retired by the Parent Guarantor within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this Section 5.02(d)(ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

(e)                                  Accounting Changes.  Change its fiscal year-end from December 31 of each calendar year.

(f)                                   Change in Nature of Business.  Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out at the Amendment Effective Date; it being understood that this Section 5.02(f) shall not prohibit members of the Consolidated Group from conducting any business or business activities incidental or related to the business of the Parent Guarantor, the Borrower, St. Jude Medical, Inc. or their Subsidiaries as carried on as of the Amendment Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(g)                                  Use of Proceeds. Directly or, to the knowledge of the Parent Guarantor, indirectly (x) use the proceeds of any Borrowing for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar applicable legislation in other jurisdictions or (y) use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that, at the time of such funding, is (i) the subject of Sanctions or (ii) in any Designated Jurisdiction, in each case, in violation of any applicable Sanctions.

SECTION 5.03              Financial Covenants.  Permit, as of the last day of each fiscal quarter of the Parent Guarantor (commencing with the first full fiscal quarter-end date occurring after the Restatement Date):

(a)                                 The ratio of Consolidated Debt to Total Capitalization to exceed 0.60:1.00.

(b)                                 The Consolidated Interest Coverage Ratio to be less than 3.00:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01              Events of Default.  If, on or after the Restatement Date, any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 The Borrower shall fail (i) to pay any principal of any Loan when the same becomes due and payable or (ii) to pay any interest on any Loan or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b)                                 Any representation or warranty made by any Loan Party herein or by any Loan Party (or any Loan Party’s officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)                                  (i) The Parent Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), 5.01(i)(iv), 5.02(a), 5.02(b), 5.02(c), 5.02(d), 5.02(f) or 5.03 or (ii) the Parent Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or clauses (i)-(iii) or (v)-(vii) of Section 5.01(i) if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Parent Guarantor by the Administrative Agent or any Lender, or (iii) the Parent Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Parent Guarantor by the Administrative Agent or any Lender; or

(d)                                 A member of the Consolidated Group shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or, in the case of any Hedge Agreement, having a maximum Agreement Value, of at least $250,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such member of the Consolidated Group, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (other than due to any (x) regularly scheduled required prepayment or redemption or (y) prepayment of Debt which is mandatory under the terms of the documentation governing such Debt by reason of the receipt of net cash proceeds of other Debt, of dispositions (including, without limitation, as the result of casualty events and governmental takings) or of equity issuances or by reason of excess cash flow); or

(e)                                  The Parent Guarantor or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent Guarantor or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Parent Guarantor or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

(f)                                   Any one or more judgments or orders for the payment of money in excess of $250,000,000 shall be rendered against a member of the Consolidated Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g)                                  (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Parent Guarantor (or other securities convertible into or exchangeable for such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Parent Guarantor (on a fully diluted basis); (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, a majority of the members of the board of directors of the Parent Guarantor shall not be Continuing Directors or (iii) following the consummation of the St. Jude Acquisition, the Borrower (or, from and after the consummation of a Borrower Merger Transaction, the Borrower’s successor or transferee pursuant to Section 5.02(c)(iii)), ceases to be a wholly-owned Subsidiary of the Parent Guarantor (except in the case of a merger by the Borrower or such successor or transferee into Parent Guarantor in a transaction permitted by Section 5.02(c)(iii)); or

(h)                                 The Parent Guarantor or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $250,000,000 in the aggregate as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Parent Guarantor or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i)                                     Any material provision of any Guarantor’s Guarantee provided hereunder, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or any Guarantor contests in any manner the validity or enforceability of its Guarantee; or any Guarantor denies that it has any or further liability or obligation under its Guarantee, or purports to revoke, terminate or rescind its Guarantee for any reason other than as expressly permitted hereunder or thereunder;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Parent Guarantor, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and the Parent Guarantor; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or the Parent Guarantor under the Federal Bankruptcy Code, the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each of the Borrower and the Parent Guarantor.

SECTION 6.02              Application of Funds.  After the exercise of remedies provided for in Section 6.01 (or after the Loans have automatically become immediately due and payable as set forth in the last proviso to Section 6.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 2.16 through Section 2.21) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 2.16 through Section 2.21), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01              Authorization and Action.  Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VII (other than the third sentence of Section 7.04 and Section 7.06) are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (other than the third sentence of Section 7.04 and Section 7.06).  It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02              Administrative Agent Individually.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender.  Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03              Duties of Administrative Agent; Exculpatory Provisions.

(a)                                 The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document.  Without limiting the generality of the foregoing, the Administrative Agent (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 or 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Parent Guarantor or the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                                 Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know-your-customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04              Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the Restatement Date, each Lender shall be deemed to have consented to, approved or accepted such condition unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the Restatement Date. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Guarantor or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05              Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.  The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06              Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent Guarantor.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent Guarantor, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and in consultation with the Parent Guarantor, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, such Person shall automatically and without the taking of any action by any Person, be removed as Administrative Agent on the date that is 30 days following the date such Person became a Defaulting Lender (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”).  In connection therewith, the Required Lenders, in consultation with the Parent Guarantor, shall appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment on or prior to the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Guarantor or the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07              Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08              Other Agents.  None of the Lenders identified on the facing page or signature pages of this Agreement as a “joint lead arranger” or “joint book runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01              Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any

Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and each Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                                  reduce the principal of, or the rate of interest specified herein on any Loan or (subject to clause (iii) of the third proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)                                 change Section 6.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)                                  change any provision of this Section 8.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f)                                   release the Parent Guarantor (or its successor pursuant to Section 5.02(c)(iv), as applicable) from its Obligations under this Agreement and any other Loan Document, including the Guarantee set forth in Article IX, without the written consent of each Lender (except in the case of a transaction  permitted under (i) Section 5.02(c)(iii)(A)(y) in which the Borrower merges into the Parent Guarantor or (ii) Section 5.02(c)(iv)).

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) any amendment that changes the allocation of any principal payment between each Class, provides Guarantees and/or collateral to one Class and not the other Class or that materially and adversely affects one Class and not the other Class shall require the consent of Lenders holding more than 50% of the Commitments and Loans within each Class and (iv) any amendment or waiver with respect to Section 8.18 shall require the consent of any Lender that is an EEA Financial Institution.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 8.02              Notices, Etc.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Parent Guarantor, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule I; or, as to the Parent Guarantor, the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Parent Guarantor, the Borrower and the Administrative Agent. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Parent Guarantor or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT GUARANTOR MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT GUARANTOR MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE PARENT GUARANTOR MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party or any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Guarantor’s or the Administrative Agent’s transmission of Parent Guarantor Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent Guarantor, the Borrower, any other Loan Party or any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Each of the Parent Guarantor, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Parent Guarantor and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) reasonably believed to have been given by or on behalf of the Parent Guarantor or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Parent Guarantor shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice reasonably believed to have been given by or on behalf of the Parent Guarantor or the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.  With respect to notices and other communications hereunder from the Parent Guarantor to any Lender, the Parent Guarantor shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

SECTION 8.03              No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 8.04              Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses. The Borrower shall pay (i) all reasonable and documented or invoiced out of pocket fees and expenses incurred by the Administrative Agent and its respective Affiliates (including, but not limited to, the reasonable fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Lenders and the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively, and due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including, but not limited to, the reasonable fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Lenders and the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Lender), and due diligence expenses), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.04, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons and any successors or assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.16), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Guarantor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding, relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from disputes solely among Indemnitees not arising from or in connection with any act or omission by the Borrower or any of its Related Parties (other than any proceedings against the Administrative Agent or any Arranger in its capacity or in fulfilling its role as such under this Agreement). Without limiting the provisions of Section 2.16(c), this Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 8.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other

Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments. All amounts due under this Section 8.04 shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival. The agreements in this Section 8.04 and the indemnity provisions of Section 8.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 8.05              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by such Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff on any amounts due on Obligations hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.06              Binding Effect.  This Agreement shall become effective upon the Restatement Date and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, each Loan Party, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that no Loan Party shall have any right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders, and any purported assignment without such consent shall be null and void.

SECTION 8.07              Assignments and Participations.

(a)                                 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as contemplated by Section 5.02(c)) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 8.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 8.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 8.07 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 8.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 8.07 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or, following the Closing Date, an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 8.07, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 8.07 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 6.01(a), (e) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or, following the Closing Date, an Approved Fund; provided that, if after the Closing Date, the consent of the Borrower to an assignment is required hereunder, then the Borrower shall be deemed to have given its consent ten Business Days after the date written notice thereof was delivered by the Administrative Agent to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 8.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.19, 2.20, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, at which time any existing Note assigned to such Lender shall be redelivered to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 8.07.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or

Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) without regard to the existence of any participation; provided, however, that, without impacting the indemnification requirement, any Lender may proceed against its Participant in accordance with the underlying participant agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 8.07 (it being understood that the documentation required under Section 2.16(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 8.07; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.21 and 8.15 as if it were an assignee under subsection (b) of this Section 8.07 and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.19, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 8.08              Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Parent Guarantor or the Borrower and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Parent Guarantor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Parent Guarantor.

For purposes of this Section 8.08, “Information” means all information received from the Parent Guarantor or any of its Subsidiaries relating to the Parent Guarantor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Parent Guarantor or any of its Subsidiaries, provided that, in the case of information received from the Parent Guarantor or any of its Subsidiaries after the Restatement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.09              Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10              Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.11              Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 8.12              Jurisdiction, Etc.  (a)  Each of the Loan Parties and the other parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Loan Parties and the other parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Loan Parties and the other parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the Loan Parties and the other parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court.  Each of the Loan Parties and the other parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each of the Loan Parties and the other parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a).  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.13              PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  Each Loan Party shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

SECTION 8.14              No Advisory or Fiduciary Responsibility.  In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived).  Each Loan Party agrees that it will not take any position or bring any claim against the Administrative Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), each Loan Party acknowledges and agrees that:  (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (ii) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for any Loan Party or any of its Affiliates, or any other Person; and (iii) the Administrative Agent, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Administrative Agent or Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates.

SECTION 8.15              Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 2.21, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.16 and 2.19) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07(b) (except as otherwise provided herein);

(b)                                 such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.20) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 8.16              Waiver of Jury Trial.  Each Loan Party, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.17              Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.18              Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                  the effects of any Bail-In Action on any such liability, including, if applicable: (i)  a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE IX

GUARANTEE

SECTION 9.01              Guarantors.  Any time after the Restatement Date, the Borrower and Parent Guarantor, in consultation with the Administrative Agent, may cause any Subsidiary of Parent Guarantor to guarantee the obligations of the Borrower hereunder by delivering to the Administrative Agent customary joinder documentation reasonably acceptable to the Administrative Agent.

SECTION 9.02              Guarantee.  Each Guarantor hereby unconditionally guarantees (the undertaking of each Guarantor contained in this Article IX being the “Guarantee”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise, which Obligations shall include such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Parent Guarantor or the Borrower under any Debtor Relief Laws, and shall include interest that accrues after the commencement of any proceeding under any Debtor Relief Laws (such obligations, collectively, being the “Guaranteed Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guarantee. The Guarantee is a guaranty of payment and not of collection.  Each Guarantor agrees that, as between each Guarantor and the Administrative

Agent, the Guaranteed Obligations may be declared to be due and payable for purposes of the Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Guaranteed Obligations shall immediately become due and payable by Guarantors for purposes of the Guarantee.  Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder (other than the Parent Guarantor) at any time shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

SECTION 9.03              Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of each Guarantor under the Guarantee shall be absolute and unconditional irrespective of:

(a)                                 any lack of validity, enforceability or genuineness of any provision of this Agreement, any Guaranteed Obligations or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c)                                  any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; or

(e)                                  any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or the Borrower.

The Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 9.04              Waivers.

(a)                                 Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)                                 Each Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the obligations of any Guarantor under the Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full of the Guaranteed Obligations and all other amounts payable under the Guarantee and the Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under the Guarantee, whether matured or unmatured, in accordance with the terms of this Agreement and the Guarantee, or to be held as collateral for any Guaranteed Obligations or other amounts payable under the Guarantee thereafter arising.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Guarantee and that the waiver set forth in this Section 9.04(b) is knowingly made in contemplation of such benefits.

SECTION 9.05              Continuing Guaranty.  The Guarantee is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Guaranteed Obligations (including any and all Guaranteed Obligations which remain outstanding after the Maturity Date) and all other amounts payable under the Guarantee, (ii) be binding upon each Guarantor and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

SECTION 9.06              Release of Guarantors.  If (a) in compliance with the terms and provisions of this Agreement, any Guarantor (other than the Parent Guarantor) ceases to constitute a Subsidiary of the Parent Guarantor or (b) after giving effect to the release of any Guarantor (other than the Parent Guarantor), there is no Default under this Agreement, then such Guarantor (other than the Parent Guarantor) shall, in the discretion of the Parent Guarantor or the Borrower upon notice in writing to the Administrative Agent, automatically be released from its Obligations under this Agreement or any other Loan Document, including the Guarantee set forth in this Article IX, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents.

At the request of the Parent Guarantor or the Borrower, the Administrative Agent shall, at the Parent Guarantor’s or the Borrower’s expense, execute such documents as are necessary to acknowledge any such release in accordance with this Section 9.06, so long as the Parent Guarantor or the Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Parent Guarantor or the Borrower, certifying as to satisfaction of the requirements set forth above and the release of such Guarantor’s Guarantee in compliance with this Agreement.  For the avoidance of doubt, but without limiting Section 5.02(c), the Parent Guarantor shall not be released from its Guarantee until repayment in full in cash of all

Obligations (other than contingent expense reimbursement and indemnification obligations as to which no claim has been made).

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